Exhibit 4.2

DESCRIPTION OF REGISTRANT’S SECURITIES

Pursuant to our Amended and Restated Certificate of Incorporation, our authorized capital stock consists of 250,000,000 shares of common stock, and 10,000,000 shares of preferred stock, $0.00001 par value per share.

Common Stock

Our common stock is listed on the Nasdaq Capital Market under the symbol “ONCO.”

Under the terms of our Amended and Restated Certificate of Incorporation, holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. The holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as our board of directors from time to time may determine. Our common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of our common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our Amended and Restated Certificate of Incorporation, our board of directors is authorized, without further action by the stockholders, to establish one or more class or series, and fix the relative rights and preferences of the company’s undesignated capital stock.

Series A Preferred Stock

The terms of our Series A Preferred Stock, par value $0.0001 per share (“ Series A Preferred Stock”) are set forth in a Certificate of Designations of Rights and Preferences of Series A Preferred Stock (the “Series A Certificate of Designations”), which was filed with the State of Delaware on September 29, 2023. Pursuant to the Series A Certificate of Designations, the shares of Series A Preferred Stock carry no voting rights. Each share of Series A Preferred Stock is convertible by Veru Inc. at any time and from time to time from and after one year from the date of issuance of the Series A Preferred Stock into that number of shares of our common stock determined by dividing the Stated Value (as defined in the Series A Certificate of Designations) of $1,000 per share by the Conversion Price (as defined in the Series A Certificate of Designations) of $0.5254 per share, subject to adjustment as provided in the Series A Certificate of Designations, subject to certain stockholder approval limitations. The Series A Preferred Stock is entitled to share ratably in any dividends paid on our common stock (on an as-if-converted-to-common-stock basis), has no voting rights except as to certain significant matters specified in the Series A Certificate of Designations, and has a liquidation preference equal to the Stated Value of $1,000 per share plus any accrued but unpaid dividends thereon. The Series A Preferred Stock is redeemable in whole or in part at our option at any time.

Series B Preferred Stock

Voting. The shares of Series B Preferred Stock, par value $0.00001 (“Series B Preferred Stock”) carry no voting rights except: (i) with respect to the election of the Proteomedix Director (as described below) and (ii) that the affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred Stock (“Majority Holders”), acting as a single class, shall be necessary to (A) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock, (B) alter or amend the Certificate of Designations of Rights and Preferences of Series B Preferred Stock (the “Series B Certificate of Designation”), or amend or repeal any provision of, or add any provision to, our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series B Preferred Stock, (C) issue further shares of Series B Preferred Stock or increase or decrease (other than by conversion) the number of authorized shares of Series B Preferred Stock, or (D) authorize or create any class or series of stock, or issue shares of any class or series of stock, that has powers, preferences or rights senior to the Series B Preferred Stock.

Proteomedix Director. The Majority Holders, voting exclusively and as a separate class, shall be entitled to elect one (1) of our directors. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the Series B Preferred Stock. If the holders of Series B Preferred Stock fail to elect a director, then any directorship not so filled shall remain vacant until such time as the holders of the Series B Preferred Stock elect a person to fill such directorship; and no such directorship may be filled by our stockholders other than by the holders of Series B Preferred Stock. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of Series B Preferred Stock shall constitute a quorum for the purpose of electing such director.

Redemption. The shares of Series B Preferred Stock are not redeemable by our Company.

Liquidation Preference. Upon a liquidation, the holders of Series B Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, of our Company the same amount that a holder of common stock would receive if such holder’s Series B Preferred Stock were fully converted to common stock at the Conversion Ratio (as defined below) plus an additional amount equal to any dividends declared but unpaid to such shares, which amounts shall be paid pari passu with all holders of Common Stock.

Dividends. The holders of the Series B Preferred Stock shall be entitled to receive, dividends on shares of Series B Preferred Stock (on an as-if-converted-to-common-stock basis) equal to and in the same form, and in the same manner, as dividends (other than dividends on shares of the common stock payable in the form of common stock) actually paid on shares of the common stock when, as and if such dividends (other than dividends payable in the form of common stock) are paid on shares of the common stock.

Conversion. Following approval by the requisite vote of our stockholders at a meeting of stockholders (“Stockholder Approval”), each share of Series B Preferred Stock shall be converted into shares of common stock (the “Conversion Shares”) at the Conversion Ratio. All shares of Series B Preferred Stock shall automatically and without any further action required be converted into Conversion Shares at the Conversion Ratio upon the latest date on which (i) we have received the Stockholder Approval with respect to the issuance of all of the shares of common stock issuable upon conversion in excess of 20% of the issued and outstanding common stock on December 15, 2023, and (ii) we have effected an increase in the number of shares of common stock authorized under our Amended and Restated Certificate of Incorporation, to the extent required to consummate the sale to our Company and the purchase by our Company of all of the issued and outstanding equity interests of Proteomedix AG in exchange for newly issued shares of our common stock and the Series B Preferred Stock.

Cash Settlement. If, at any time after January 1, 2025, we (x) have obtained the Stockholder Approval but fail to or have failed to deliver to a holder certificate or certificates representing the Conversion Shares, or deliver documentation of book entry form of (or cause its transfer agent to electronically deliver such evidence) Conversion Shares on or prior to the fifth business day after the date of the Stockholder Approval, or (y) has failed to obtain the Stockholder Approval, we shall, in either case, at the request of the holder setting forth such holder’s request to cash settle a number of shares of Series B Preferred Stock, pay to such holder an amount in cash equal to (i) the Fair Value (as defined below) of the shares of Series B Preferred Stock set forth in such request multiplied by (ii) the Conversion Ratio in effect on the trading day on which the request is delivered to us, with such payment to be made within two (2) business days from the date of the request by the holder, whereupon, after payment in full thereon by us, our obligations to deliver such shares underlying the request shall be extinguished. “Fair Value” of shares shall be fixed with reference to the last reported closing stock price on the principal trading market of the common stock on which the common stock is listed as of the trading day on which the request is delivered to us.

Certain Adjustments. If we, at any time while the Series B Preferred Stock is outstanding: (A) pay a stock dividend or otherwise makes a distribution or distributions payable in shares of common stock; (B) subdivides outstanding shares of common stock into a larger number of shares; or (C) combines (including by way of a reverse stock split) outstanding shares of common stock into a smaller number of shares, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of common stock outstanding immediately after such event and of which the denominator shall be the number of shares of common stock outstanding immediately before such event (excluding any treasury shares). If, at any time while the Series B Preferred Stock is outstanding, either (A) we effect any merger or consolidation of our Company with or into another person or any stock sale to, or other business combination with or into another person (other than such a transaction in which we are the surviving or continuing entity and holds at least a majority of the common stock after giving effect to the transaction and its common stock is not exchanged for or converted into other securities, cash or property), (B) we effect any sale, lease, transfer or exclusive license of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by us or another person) is completed pursuant to which more than 50% of the common stock not held by us or such person is exchanged for or converted into other securities, cash or property, or (D) we effect any reclassification of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, in connection with any such transaction in (A) through (D), the holders of Series B Preferred Stock shall receive in such transaction, the same kind and amount of securities, cash or property that a holder of common stock would receive if such holder’s Series B Preferred Stock were fully converted to common stock, plus an additional amount equal to any dividends declared but unpaid to such shares, which amounts shall be paid pari passu with all holders of common stock in the Fundamental Transaction (the “Alternate Consideration”). If holders of common stock are given any choice as to the securities, cash or property to be received in a transaction in (A) through (D), then the holders of Series B Preferred Stock shall be given the same choice as to the Alternate Consideration it receives in such transaction.

Anti-Takeover Effects of Delaware Law and Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Some provisions of Delaware law, our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the General Corporation Law of the State of Delaware, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

Choice of Forum

Our Amended and Restated Certificate of Incorporation provides that, unless we consent in writing to an alternative forum, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware, except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers.

Our Amended and Restated Certificate of Incorporation provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, our Amended and Restated Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company. The Transfer Agent’s address is 1 State Street, 30th Floor, New York, New York 10004.

Listing

Our common stock is traded on The Nasdaq Capital Market under the trading symbol “ONCO.”

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